Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statements on Form S-8 of ITLA Capital Corporation (Reg. Nos. 333-28899, 333-28901, 333-28905, 333-28931 and 333-86040) of our report dated January 30, 2004, with respect to the consolidated financial statements and schedules of ITLA Capital Corporation included in the Annual Report (Form 10-K) for the year ended December 31, 2003.

/s/ Ernst &Young LLP

Los Angeles, California
March 13, 2004

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